Exhibit 4.8

[coat of arms]
FEDERATIVE REPUBLIC OF BRAZIL
STATE OF CEARÁ – JUDICIAL DISTRICT OF FORTALEZA
9TH NOTARY PUBLIC
PÉRICLES JÚNIOR NOTARY OFFICE
Rua André Chaves, 304 – Tel/Fax: (85) 494 9898

DEPUTY NOTARY PUBLIC:
MARIA DE FÁTIMA LEITÃO CASTELO BRANCO
CLERK ACTING FOR THE NOTARY PUBLIC:
PÉRICLES CASTELO BRANCO NETO

REGISTER: 089
PAGE: 033

NOTARIZED LOAN AND CREDIT AGREEMENT BY AND BETWEEN BANCO DO NORDESTE DO BRASIL S.A., HEREINAFTER BNB, AND TIM NORDESTE TELECOMUNICAÇÕES S/A, HEREINAFTER BORROWER, TO WIT:

            On the twenty-eighth (28th) day of June, two thousand and four (2004), in this city of Fortaleza, Capital of the State of Ceará, Federative Republic of Brazil, at this Ninth Notary Public Office, located at Rua André Chaves, 304, Bairro Montese, I prepared this loan and credit agreement by and between the parties that appeared before me: Banco do Nordeste do Brasil S.A., a public and private joint stock company with registered office in Fortaleza, Ceará, at Avenida Paranjana, 5700, Passaré, Corporate Taxpayer ID CNPJ/MF 07.237.373/0182-58, hereinafter simply BNB, herein represented by the managers of the Metro Bezerra de Menezes Branch, in this city, namely ALICE MARIA DE MIRANDA MENESCAL, Branch Manager, a Brazilian citizen, married, bearer of Individual Taxpayer ID CPF 141.076.193-20 and ID 527279 SSP-CE, resident and domiciled at Rua André Dall’olio, 471, Bairro Papicu, in the city of Fortaleza, State of Ceará and CARLOS AUGUSTO COSTA BARRETO, Business Manager, a Brazilian citizen, married, bank officer, Individual Taxpayer ID CPF 243.695.433-04 and ID 71914083 SPSP-CE, resident and domiciled at Rua Santa Catarina, 386, Bairro Pan Americano, in the city of Fortaleza, State of Ceará; and TIM NORDESTE TELECOMUNICAÇÕES S/A, BORROWER, with registered office in the city of Joaboatão dos Guararapes, State of Pernambuco, at Av. Airton Senna da Silva, 1633, Corporate Taxpayer ID CNPJ 02.336.993/0001-00, herein represented by its Attorneys Paulo Guilherme Autran Seidel, a Brazilian citizen, separated, economist, ID 07832870-5 issued by IFP, Individual Taxpayer ID CPF 836.230.357-34; Marcel Abilio Belo de Andrade, a Brazilian citizen, married, business administrator, ID 4220704 SSP-PE, Individual Taxpayer ID CPF 793.101.174-00; and Walmir Urbano Kessell, a Brazilian citizen, married, economist, ID 1440573-9 PR, Individual Taxpayer ID CPF 357.679.019-53; all of them with business address at Av. das Américas, 3434, 2º e 6º andares, bloco I, Barra da Tijuca-RJ; appointed by the Notarized Power of Attorney registered on page 110 of Register SB844, Act 019 of the 24th Registrar of the Judicial District of Rio de Janeiro-RJ. I hereby certify their identity and legal capacity. The parties told me, consistently and successively, that BNB and BORROWER agreed to execute a loan agreement to be governed by the following clauses and conditions:

CLAUSE ONE – LOAN AMOUNT, TYPE AND PURPOSE- BNB hereby grants BORROWER a loan to be disbursed in Brazilian currency amounting to twenty million reals (R$20.000.000,00), corresponding to the funding with funds from the FUNDO CONSTITUCIONAL DE FINANCIAMENTO DO NORDESTE – FNE – SERVIÇOS for the

modernization of the mobile communications network in the State of Rio Grande do Norte, by investing in the GSM (Global System for Mobile Communication) technology and equipment; the loan was granted for such investment according to PARAGRAPH ONE – BUDGET of this clause. PARAGRAPH ONE – BUDGET

Description	QTY	Equity Funding	FNE-SERVICES	Total
Civil construction		900.000,00	0,00	900.000,00
Building	1	900.000,00	0,00	900.000,00
Machinery/Equipment		8.426.288,74	20.000.000,00	28.426.288,74
BTS (Base Transceiver Station) – Tibau	1	80.612,05	188.094,77	268.706,82
BTS (Base Transceiver Station) – Caicó	1	161.224,09	376.189,55	537.413,64
BTS (Base Transceiver Station) – Parnamirim	1	241.836,14	564.284,32	806.120,46
BTS (Base Transceiver Station) – Currais Novos	1	80.612,05	188.094,77	268.706,82
BTS (Base Transceiver Station) – Touros	1	80.612,05	188.094,77	268.706,82
BTS (Base Transceiver Station) – Parelhas	1	80.612,05	188.094,77	268.706,82
BTS (Base Transceiver Station) – Nova Cruz	1	80.612,05	188.094,77	268.706,82
BTS (Base Transceiver Station) – Acari	2	161.224,09	376.189,55	537.413,64
BTS (Base Transceiver Station) – Angicos	1	80.612,05	188.094,77	268.706,82
BTS (Base Transceiver Station) – Pau dos Ferros	1	161.224,09	376.189,55	537.413,64
MSC (Mobile Service Switching Center)	1	3.831.402,08	9.278.597,92	13.110.000,00
BTS (Base Transceiver Station) – Caraúbas	1	80.612,05	188.094,77	268.706,82
BTS (Base Transceiver Station) – Alto do Rodrigues	2	161.224,09	376.189,55	537.413,64
BTS (Base Transceiver Station) – Martins	1	80.612,05	188.094,77	268.706,82
BTS (Base Transceiver Station) – Macau	1	80.612,05	188.094,77	268.706,82
BTS (Base Transceiver Station) – Lajes	1	80.612,05	188.094,77	268.706,82
BTS (Base Transceiver Station) – São Gonçalo do	1	80.612,05	188.094,77	268.706,82
Amarante
BTS (Base Transceiver Station) – Areia Branca	1	80.612,05	188.094,77	268.706,82
BTS (Base Transceiver Station) – João Câmara	2	161.224,09	376.189,55	537.413,64
BTS (Base Transceiver Station) – Guamaré	2	161.224,09	376.189,55	537.413,64
BTS (Base Transceiver Station) – Apodi	2	161.224,09	376.189,55	537.413,64
BTS (Base Transceiver Station) – Natal	6	483.672,28	1.128.568,64	1.612.240,92
BTS (Base Transceiver Station) – Santa Cruz	1	80.612,05	188.094,77	268.706,82
BTS (Base Transceiver Station) – Goianinha	1	80.612,05	188.094,77	268.706,82
BTS (Base Transceiver Station) – Canguaretama	2	161.224,09	376.189,55	537.413,64
BTS (Base Transceiver Station) – São José do	1	161.224,09	376.189,55	537.413,64
Mipibu
BTS (Base Transceiver Station) – Nisia Floresta	2	161.224,09	376.189,55	537.413,64
BTS (Base Transceiver Station) – Maxaranguape	2	161.224,09	376.189,55	537.413,64
BTS (Base Transceiver Station) – Timbau	1	161.224,09	376.189,55	537.413,64
BTS (Base Transceiver Station) – Mossoró	1	725.508,41	1.692.852,97	2.418.361,38
BTS (Base Transceiver Station) – Açu	1	80.612,05	188.094,77	268.706,82
TOTAL		9.326.288,74	20.000.000,00	29.326.288,74

PARAGRAPH TWO – For the correct application of the TIMELY PAYMENT BONUS provided for in CLAUSE EIGHT – BONUS FOR THE TIMELY PAYMENT OF FNE CHARGES, two sub-credits will be created with the loan granted by BNB, as follows: thirteen million, seven hundred and fifty-six thousand, nine hundred and ninety reals and twenty-nine cents (R$ 13.756.990,29) concerning the amounts to be invested in cities outside the semi-arid region, and six million, two hundred and forty-three thousand, nine reals and seventy-one cents (R$ 6.243.009,71) concerning the amounts to be invested in the cities of the semiarid region. CLAUSE TWO – EQUITY FUNDING: BORROWER undertakes to provide as equity funding the amount of nine million, three hundred and twenty-six thousand, two hundred and eighty-eight reals and seventy-four cents (R$9.326.288,74), in the proportion of the amounts released by BNB, pari passu, including the release by BNB of the first tranche of this loan. PARAGRAPH ONE – BNB shall make the first release under this loan only after physical and financial evidence of the investment of BORROWER’s counterpart funds concerning such release. PARAGRAPH TWO – The equity funding amount concerning machinery and equipment items set forth hereinabove shall be invested proportionally and simultaneously with the release of the tranches hereunder for said machinery and equipment. CLAUSE THREE – DISBURSEMENT – In Brazilian currency, in tranches, at the times and in the amounts determined hereinafter or in proportion to the provision of EQUITY FUNDING by BORROWER, with the required physical and financial evidence provided by BNB:

RELEASE MONTH	FNE-SERVICES R$ 1,00	EQUITY FUNDING R$ 1,00
Jun/04	2.379.572,82	1.109.629,16
Jun/04	315.000,00	146.889,05
Jul/04	1.819.682,97	848.544,44
Aug/04	9.654.787,46	4.502.166,78
Sep/04	3.385.705,92	1.578.803,55
Oct/04	2.445.250,83	1.140.255,76
TOTAL	20.000.000,00	9.326.288,74

CLAUSE FOUR – PRE-DISBURSEMENT – The disbursement of any tranche shall only take place after the following conditions are met: a) evidence of the actual receipt by BORROWER of the financed input and/or machinery and/or tractors and/or vehicles and/or equipment, if any; b) evidence provided by BORROWER after and including the disbursement of the second tranche, of the proper use of the funds previously disbursed, as well as of the investment of the counterpart funds, if any, within the limits agreed to with BNB; c) prior submission by BORROWER of the following certificates: No INSS Debt Certificate; No Federal Tax Debt Certificate, issued by the Federal Revenue Service; No FGTS-CRF Debt Certificate; and No Executable Federal Tax Debt Certificate. CLAUSE FIVE – DISBURSEMENT FOR THE PURCHASE OF GOODS AND/OR PROVISION OF SERVICES – The disbursement of the tranches concerning the purchase of financed goods and/or the provision of financed services shall be made in the form of direct payment to the vendor of the goods or provider of the services, upon delivery of the original bill of sale or equivalent document and receipt or, as the case might be, invoice marked paid; BNB may, at its sole discretion, make the disbursements directly to BORROWER when not otherwise expressly determined by the laws in force or by the Central Bank of Brazil directives or bank rules. CLAUSE SIX – FINANCIAL CHARGES – The principal amount shall bear INTEREST at fourteen percent per annum (14% p.a.) or one point nine hundred and seventy-nine percent per month (1.097% p.m.); the interest amount shall be calculated and capitalized monthly, and shall be due and payable: on the 28th day of every month, during the twenty-four (24) day grace period extending from June 28, 2004 to June 28, 2006; and monthly, during the repayment period, starting on July 28, 2006, together with the repayment of the principal, and on the maturity and repayment of the debt, on the daily average debit balance of the period in question. PARAGRAPH ONE – When there is no set date for the calculation of the financial charges in a given month, the calculation shall be made on the next business day immediately following. PARAGRAPH TWO- For the purposes of capitalization of financial charges, including delinquent interest, per business day, local and state holidays shall be considered business days. CLAUSE SEVEN – REVIEW OF THE INTEREST RATE ON THE FNE FUNDS – It is hereby agreed between BNB and BORROWER that the interest rate established in CLAUSE SIX – FINANCIAL CHARGES concerning FNE funds may be reviewed irrespective of an amendment hereto, as provided in paragraphs 3 and 4, art. 1 of Law 10.177, dated Jan/12/2001, gazetted on Jan/15/2001. BNB shall inform BORROWER in writing of the new interest rate resulting from such review. CLAUSE EIGHT – BONUS FOR THE TIMELY PAYMENT OF THE FNE CHARGES – A fifteen percent (15%) timely payment bonus shall apply on the financial charges on FNE funds provided in CLAUSE SIX – FINANCIAL CHARGES, concerning the sub-credit amount of thirteen million, seven hundred and fifty-six thousand, nine hundred and ninety reals and twenty-nine cents (R$ 13.756.990,29) and a twenty-five percent (25%) bonus on the sub-credit amount of six million, two hundred and forty-three thousand, nine reals and seventy-one cents (R$

6.243.009,71) provided the interest, or principal and interest, payments are made no later than their maturity dates established in this loan agreement. CLAUSE NINE – TAXES AND CHARGES – This loan operation is not subject to the tax on credit, exchange and insurance nor to the securities tax (IOF); the bank charges to BORROWER on account of this loan are the following: Charge for the Study and Analysis of the Technical Feasibility of the Project – two hundred thousand reals (R$ 200.000,00); Loan Commitment Charge – one hundred thousand reals (R$ 100.000,00); Total Charges: three hundred thousand reals (R$ 300.000,00) . CLAUSE TEN – DELINQUENT CHARGES – In the event of late payment of any financial obligation hereunder (principal and/or other amounts), failure to apply the credit towards the agreed purposes, or any other default that might be considered intentional or unjustified, and/or the nonperformance of any other obligation hereunder, the charges agreed to under CLAUSE SIX – FINANCIAL CHARGES shall apply, plus delinquent interest of 12% per annum (12% p.a.). PARAGRAPH ONE – The debit balance shall bear delinquent charges as follows: a) from the due date(s) of the installment(s), in the event of late payment: only on the late installments; b) from the date(s) of the release(s), in the event of failure to invest: on the non invested or diverted amount(s); c) from the date BNB discovers any other irregularity: on the portions in which the irregularity was found; d) from the date BNB declares the early maturity of the operation: on the debit balance of the operation as a whole, minus the amount not invested, which shall be collected as provided in the foregoing item “b”. CLAUSE ELEVEN – PENALTY- In addition to the delinquent charges, in the event of an action at law for payment a penalty corresponding to ten percent (10%) of the debit balance of the principal and other amounts shall apply. CLAUSE TWELVE – REPRESENTATIONS – BORROWER represents that the execution hereof and the performance of its obligations hereunder is not a breach or default of any other agreement, understanding or any other instrument of which BORROWER is a party or by which BORROWER is bound. CLAUSE THIRTEEN – GUARANTEE – BANK GUARANTEE – To guarantee the full payment of the debt, including the principal and other amounts, BORROWER undertakes to obtain and provide before receiving the credit hereunder a bank letter of guarantee to BNB that shall integrate these presents for all intents and purposes, issued by Banco BRADESCO S/A, to the amount of twenty million reals (R$ 20.000.000,00); that amount shall be subject to the same financial charges agreed to hereunder and shall be effective until the repayment of the loan hereunder, to ensure the whole debit balance of the operation. Sole Paragraph – BNB undertakes to, whenever so requested by BORROWER, confirm to BRADESCO S/A the payments made by BORROWER, as well as the amount of BORROWER’S debit balance hereunder. CLAUSE FOURTEEN – PLACE OF PAYMENT – BORROWER shall pay all expenses arising herefrom at the Metro Bezerra de Menezes Branch, in the city of Fortaleza-CE, or wherever BNB requests it. CLAUSE FIFTEEN – TERMS OF PAYMENT – The principal amount shall be repaid in seventy-two (72) monthly and consecutive installments, the first one maturing on July 28, 2006 and the last one on June 28, 2012; [sic]the Notary waived the presence of witnesses, as allowed by Art. 215, para. 5 of the Brazilian Civil Code. I, PÉRICLES CASTELO BRANCO JÚNIOR, Notary, sign. (s) ALICE MARIA DE MIRANDA MENESCAL, CARLOS AUGUSTO COSTA BARRETO, PAULO GUILHERME AUTRAN SEIDEL, MARCEL ABILIO BELO DE ANDRADE, WALMIR URBANO KESSELI. This is a true copy of the original, made today, which I certify. Fortaleza, June 28, 2004. I, [signed] JOÃO RIBEIRO DE SOUZA, authorized clerk, typed and checked it. I, [signed] PÉRICLES CASTELO BRANCO JÚNIOR, Notary, sign.

In witness whereof I set my hand
[signed, Notary Public Office stamps and seals]